Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Howard C. Naphtali Chief Financial Officer (212) 444-6160

ITG RELEASES AUGUST 2004 U.S.
TRADING STATISTICS

FUTURE REPORTING TO INCORPORATE
CALENDAR MONTH-END SCHEDULE

NEW YORK, NY, September 8, 2004 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG) today announced that U.S. trading volume was 1.5 billion shares for the month ended August 27, 2004, averaging 74 million shares per day. This compares to 1.9 billion shares (80 million per day) in July 2004 and 1.8 billion shares (70 million per day) in August 2003.

For the month ended August 27, 2004, U.S. trading volumes were 425 million shares for POSIT®, 795 million shares for Client-Site Trading Products and 268 million shares for the Electronic Trading Desk. There were 20 trading days in August 2004, compared to 24 trading days in July 2004 and 25 trading days in August 2003.

Monthly volume statistics are preliminary and, accordingly, may be revised in subsequent updates and public filings. Volume statistics are posted on ITG’s Web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.

Please note that, commencing with the month and quarter ending September 30, 2004, ITG will change its reporting calendar so that both monthly trading statistics and quarterly earnings will reflect all activities through the last day of each month. Previously, our monthly cutoff had been the last Friday of each month to conform with that of our clearing provider. In the future, Press Releases for monthly volumes will be issued one week following the last day of each calendar month.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	POSIT	Client Site Trading Products	Electronic Trading Desk	Total U.S. Volume	Average U.S. Daily Volume

August:	20	424,985,187	794,855,527	268,329,133	1,488,169,847	74,408,492

Year-to-Date:	165	3,626,167,532	6,730,169,019	2,815,917,822	13,172,254,373	79,831,845

ABOUT ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG’s services help clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the

Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York •·Sydney • Tel Aviv • Toronto

actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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